Registration No. 333-_____

      As filed with the Securities and Exchange Commission on June 27, 2002


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                      AMERICAN MEDICAL SECURITY GROUP, INC.
             (Exact name of registrant as specified in its charter)


                  WISCONSIN                                39-1431799
       (State or other jurisdiction of                  (I.R.S. Employer
       incorporation or organization)                  Identification No.)

         3100 AMS Boulevard
            Green  Bay, Wisconsin                             54313
  (Address of Principal Executive Offices)                  (Zip Code)
                                 ---------------

                      AMERICAN MEDICAL SECURITY GROUP, INC.
                              EQUITY INCENTIVE PLAN
                            (Full title of the plan)
                               -------------------


                 TIMOTHY J. MOORE                              COPY TO:
Senior Vice President of Corporate Affairs, General       BRUCE C. DAVIDSON
               Counsel and Secretary                     Quarles & Brady LLP
       American Medical Security Group, Inc.          411 East Wisconsin Avenue
                3100 AMS Boulevard                    Milwaukee, Wisconsin 53202
            Green Bay, Wisconsin 54313

                     (Name and address of agent for service)

                                 (414) 661-1111
          (Telephone number, including area code, of agent for service)

                         Calculation of Registration Fee

--------------------------------------------------------------------------------
                                       PROPOSED        PROPOSED
    TITLE OF                           MAXIMUM         MAXIMUM        AMOUNT OF
   SECURITIES      AMOUNT TO BE    OFFERING PRICE     AGGREGATE     REGISTRATION
TO BE REGISTERED    REGISTERED        PER SHARE     OFFERING PRICE      FEE
--------------------------------------------------------------------------------
Common Stock, no   1,250,000 shares      (2)        $14,232,504 (2)   $1,309.40
par value, with    (1) and rights
attached Preferred
Share Purchase
Rights
--------------------------------------------------------------------------------

(1) The Equity Incentive Plan, as amended (the "Plan"), provides for adjustment of the number of shares issuable thereunder in the event of stock splits, stock dividends or other changes affecting the Registrant's Common Stock. This Registration Statement therefore covers, in addition to the above stated 1,250,000 shares which were added to the Plan by an amendment approved by the shareholders on May 27, 1998, an indeterminate number of shares that may become subject to the Plan by means of any such adjustment. Shares covered by the Plan may be issued pursuant to the terms of stock options, stock appreciation rights, restricted stock, performance units or performance shares granted pursuant to the Plan. Subject to adjustment as referred to above, a total of 4,000,000 shares have been reserved for issuance pursuant to the Plan. As described below, 2,750,000 of such shares were registered by earlier registration statements. Each share of Common Stock will have attached thereto one Preferred Share Purchase Right issued pursuant to the Registrant's shareholder Rights Agreement (subject to adjustment under the terms of the Rights Agreement).

(2) Pursuant to Rule 457(h), estimated solely for the purpose of calculating the registration fee, at the statutory rate of $92.00 per million of the aggregate offering price, based upon the actual exercise prices of the options already granted under the Plan and $22.565 per share for the remaining ungranted shares, which is the average of the high and low sales prices of the Registrant's Common Stock on the New York Stock Exchange on June 24, 2002, as shown in the following table:


 NUMBER OF SHARES   DATE OF GRANT     OFFERING PRICE    AGGREGATE OFFERING PRICE

    351,703         11/17/2000               $5.1875               $1,824,459.31
      5,000         11/29/2000                5.3750                   26,875.00
      5,000           1/9/2001                6.1875                   30,937.50
     15,000           3/1/2001                6.4000                   96,000.00
    401,000         11/29/2001               10.2000                4,090,200.00
     75,000           1/2/2002               11.9500                  896,250.00
    160,000          1/10/2002               12.2500                1,960,000.00
      5,000          2/21/2002               13.2000                   66,000.00
    232,297    Not yet granted               22.5650                5,241,781.81
  ---------                                                       --------------
  1,250,000                                                       $14,232,503.62


        In accordance with the terms of the Plan, the actual offering price of each share of the Registrant's Common Stock covered by an option granted under the Plan is determined by the Compensation Committee, but may not be less than 100% of the Fair Market Value of such stock on the date the option is granted. No separate consideration will be received for the Rights, which initially will trade together with the Common Stock.

                                    * * * * *

        This Registration Statement registers additional securities relating to the employee benefit plan described herein, for which an earlier registration statement on Form S-8 (Registration No. 33-81006) filed on June 30, 1994, registering 600,000 shares, and an earlier registration statement on Form S-8 (Registration No. 333-21857) filed on February 14, 1997, registering 2,150,000 shares, are and shall remain effective until all of the respective shares registered thereby are sold. For this Registration Statement, the Registrant has elected not to rely upon General Instruction E to Form S-8 which permits the filing of an abbreviated registration statement for the registration of additional securities for an employee benefit plan for which an earlier S-8 registration is effective. Instead, this Registration Statement responds to all applicable items of Form S-8.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

        Information specified in Part I of Form S-8 (Items 1 and 2) will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents filed by American Medical Security Group, Inc. (f/k/a United Wisconsin Services, Inc.) (the "Registrant") (Commission File No. 1-13154) with the Securities and Exchange Commission (the "Commission") pursuant to Section 13 of the Securities Exchange Act of 1934, as amended
(the "1934 Act"), are incorporated herein by reference:

        o Annual Report on Form 10-K for the year ended December 31, 2001 (including the information incorporated by reference in the Form 10-K from the proxy statement for the 2002 annual meeting of shareholders filed on April 22, 2002).

        o Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

        o Current Reports on Form 8-K filed February 5, March 20, March 26, April 26, June 19 and June 27, 2002.

        o The description of the Common Stock incorporated by reference in the Registrant's Registration Statement on Form 8-A dated June 13, 1994, as updated by the description contained in the Registrant's Current Report on Form 8-K filed on June 27, 2002, and any amendment or report filed for the purpose of further updating that description.

        o The description of the Preferred Share Purchase Rights issued pursuant to the Registrant's shareholder Rights Agreement contained in the Registrant's Registration Statement on Form 8-A dated August 14, 2001, as updated by the description contained in the Registrant's Current Report on Form 8-K filed on June 27, 2002, and any amendment or report filed for the purpose of further updating that description.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

ITEM 4.  DESCRIPTION OF SECURITIES.

        Not applicable. See fourth and fifth bullet points in Item 3 above.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Registrant is incorporated under the Wisconsin Business Corporation Law ("WBCL"). Under Section 180.0851(1) of the WBCL, the Registrant is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of the Registrant. In all other cases, the Registrant is required by Section 180.0851(2) of the WBCL to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was an officer or director of the Registrant, unless it is determined that he or she breached or failed to perform a duty owed to the Registrant and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858(1) of the WBCL provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the Registrant's articles of incorporation, bylaws, a written agreement or a resolution of the Board of Directors or shareholders.

        Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections
180.0850 to 180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

        Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.

        Under Section 180.0833 of the WBCL, directors of the Registrant against whom claims are asserted with respect to the declaration of an improper dividend or other distribution to shareholders to which they assented are entitled to contribution from other directors who assented to such distribution and from shareholders who knowingly accepted the improper distribution, as provided therein.

        Article VII of the Registrant's Bylaws contains provisions that generally parallel the indemnification provisions of the WBCL. Directors and officers of the Registrant are also covered by directors' and officers' liability insurance under which they are insured (subject to certain exceptions and limitations specified in the policy) against expenses and liabilities arising out of proceedings to which they are parties by reason of being or having been directors or officers.

        Article 16 of the Plan provides indemnification rights to members of the Board of Directors of the Company and the Compensation Committee of the Board of Directors with respect to liability or expenses imposed or incurred in connection with claims or proceedings involving actions taken or failures to act under the Plan.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8.  EXHIBITS.

        See Exhibit Index following the Signatures page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

ITEM 9.  UNDERTAKINGS.

  (a)   The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         . . .

  (h) Reference is made to the indemnification provisions described in Item 6 of this Registration Statement.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, State of Wisconsin, on June 27, 2002.

                                           AMERICAN MEDICAL SECURITY GROUP, INC.


                                           By:  /S/ SAMUEL V. MILLER
                                                Samuel V. Miller,
                                                CHAIRMAN OF THE BOARD, PRESIDENT
                                                AND CHIEF EXECUTIVE OFFICER

                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Samuel V. Miller, Gary D. Guengerich and Timothy
J. Moore, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.*

    SIGNATURE                                             TITLE

/S/ SAMUEL V. MILLER                        Chairman of the Board, President and
Samuel V. Miller                            Chief Executive Officer; Director
                                            (Principal Executive Officer)

/S/ GARY D. GUENGERICH                      Executive Vice President and Chief
Gary D. Guengerich                          Financial Officer (Principal
                                            Financial Officer and Principal
                                            Accounting Officer)

/S/ ROGER H. BALLOU                         Director
Roger H. Ballou

/S/ W. FRANCIS BRENNAN                      Director
W. Francis Brennan

/S/ MARK A. BRODHAGEN                       Director
Mark A. Brodhagen

/S/ KENNETH L. EVASON                       Director
Kenneth L. Evason

/S/ JAMES C. HICKMAN                        Director
James C. Hickman

/S/ WILLIAM R. JOHNSON                      Director
William R. Johnson

/S/ EUGENE A. MENDEN                        Director
Eugene A. Menden

/S/ EDWARD L. MEYER, JR.                    Director
Edward L. Meyer, Jr.

/S/ MICHAEL T. RIORDAN                      Director
Michael T. Riordan

/S/ H.T. RICHARD SCHREYER                   Director
H.T. Richard Schreyer

/S/ FRANK L. SKILLERN                       Director
Frank L. Skillern

/S/ J. GUS SWOBODA                          Director
J. Gus Swoboda



*Each of the above signatures is affixed as of June 27, 2002.

                      AMERICAN MEDICAL SECURITY GROUP, INC.
                               (THE "REGISTRANT")
                          (COMMISSION FILE NO. 1-13154)

                                  EXHIBIT INDEX
                                       TO
                         FORM S-8 REGISTRATION STATEMENT


EXHIBIT                                 INCORPORATED HEREIN              FILED
NUMBER       DESCRIPTION                  BY REFERENCE TO              HEREWITH
4.1          Restated Articles of       Exhibit 3.1 to the
             Incorporation of           Registrant's Form 10-K
             Registrant dated as        for the year ended
             February 17, 1999          December 31, 1998

4.2          Articles of Amendment      Exhibit 3 to the Registrant's
             to Restated Articles of    Form 10-Q for the quarter
             Incorporation with         ended June 30, 2001.
             Respect to Designation,
             Preferences, Limitations
             and Relative Rights of
             Series B Junior Cumulative
             Preferred Stock

4.3          Bylaws of Registrant as    Exhibit 3.2 to the Registrant's
             amended and restated       Form 10-K for the year ended
             November 17, 1999          December 31, 1999

4.4(a)       Rights Agreement, dated    Exhibit 1 to the Registrant's
             as of August 9, 2001,      Registration Statement on
             between the Registrant     Form 8-A filed August 14, 2001
             and Firstar Bank, N.A.,    and Exhibit 4 to the Registrant's
             as Rights Agent (the       Current Report on Form 8-K
             "Rights Agreement"),       dated August 9, 2001, and filed
             including the form of      on August 14, 2001
             Rights Certificate
             attached as Exhibit B
             thereto

4.4(b)       Amendment dated as of      Exhibit 4.1 to the Registrant's
             February 1, 2002 to the    Form 8-K dated February 1, 2002
             Rights Agreement           (the "2/1/02 8-K")

4.4(c)       Appointment and            Exhibit 4.2 to the 2/1/02 8-K
             Assumption Agreement
             dated December 17, 2001,
             between the Registrant
             and Firstar Bank, N.A.,
             appointing LaSalle Bank,
             N.A. as Rights Agent for
             the Rights Agreement

4.4(d)       Amendment to Rights        Exhibit 4.4(d) to the
             Agreement dated  as of     Registrant's Form 8-K dated
             June 4, 2002               June 4, 2002

5            Opinion of Quarles &
             Brady LLP                                                      X

23.1         Consent of Ernst & Young
             LLP                                                            X

23.2         Consent of Quarles & Brady
             LLP                                                    Contained in
                                                                    Exhibit 5

24           Power of Attorney                                      Contained in
                                                                    Signatures
                                                                    page to this
                                                                    Registration
                                                                    Statement

99           Registrant's Equity        Exhibit 10.1 to the
             Incentive Plan as amended  Registrant's Form 10-K
             and Restated November      for the year ended
             29, 2001                   December 31, 2001


                                        E-2